Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

among:

YELP INC.,

a Delaware corporation;

RANGER MERGER CORP.,

a Delaware corporation;

SEATME, INC.,

a Delaware corporation;

RANGER MERGER LLC,

a Delaware limited liability corporation;

and

ALEXANDER KVAMME,

as the Stockholders’ Agent.

Dated as of July 18, 2013

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of July 18, 2013, by and among: YELP INC., a Delaware corporation (“Parent”); RANGER MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”); RANGER MERGER LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”, and with Merger Sub I, the “Merger Subs”); SEATME, INC., a Delaware corporation (the “Company”); and ALEXANDER KVAMME, as the Stockholders’ Agent (as defined in Section 10.1). Certain other capitalized terms used in this Agreement are defined in Section 1.4(b) and Exhibit A.

RECITALS

A. Parent, Merger Sub I and the Company intend to effect a merger of Merger Sub I into the Company (the “First Step Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”) and, to the extent applicable, the California General Corporation Law (the “CGCL”). Upon consummation of the First Step Merger, Merger Sub I will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. As soon as practicable following the First Step Merger, Parent intends to cause the Company to merge with and into Merger Sub II (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”). Upon consummation of the Second Step Merger, the Company will cease to exist, and Merger Sub II will survive as wholly-owned subsidiary of Parent. The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.

C. Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

D. A portion of the consideration payable in connection with the First Step Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.

E. Concurrently with the execution of this Agreement: (1) Parent and certain employees of the Company have executed offer letters in form and substance mutually agreed to by the parties thereto (the “Offer Letters”); and (2) certain stockholders of the Company shall have executed and delivered to Parent a Joinder Agreement in the form attached hereto as Exhibit G (the “Joinder Agreement”).

F. The respective boards of directors of Merger Sub I, Merger Sub II, Parent and the Company have approved this Agreement and the Integrated Merger.

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AGREEMENT

The parties to this Agreement agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 The Integrated Merger.

(a) At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the CGCL, Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the First Merger is hereinafter referred to as the “Interim Surviving Corporation.”

(b) As soon as practicable after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of DGCL, the CGCL and the Delaware Limited Liability Company Act (the “LLC Act”), the Interim Surviving Corporation shall be merged with and into Merger Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving entity and as a wholly owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the “Surviving Entity.”

1.2 Closing; Effective Time.

(a) The closing of the First Step Merger (the “Closing”) will take place at 10:00 a.m., Pacific Time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6 and Section 7, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California 94304. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger conforming to the requirements of the DGCL with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of DGCL (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”). As soon as practicable after the Effective Time, Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger conforming to the requirements of the DGCL and the LLC Act to be filed with the Secretary of State of the State of Delaware (the “Second Step Certificate of Merger”) in accordance with the applicable provisions of the DGCL and the LLC Act.

(b) At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL and the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Interim Surviving Corporation, and all restrictions, disabilities and duties of the Company and Merger Sub I shall become the restrictions, disabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as

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provided in the applicable provisions of DGCL, the CGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Merger Sub II as the surviving entity in the Second Step Merger, and all restrictions, disabilities and duties of the Interim Surviving Corporation shall become the restrictions, disabilities and duties of Merger Sub II as the surviving entity in the Second Step Merger.

(c) At the Closing:

(i) the Company shall deliver to Parent:

(A) a certificate duly executed by the Chief Executive Officer of the Company certifying (and other evidence in form and substance satisfactory to Parent) that: (1) the adoption of this Agreement shall have been duly approved by the Required Merger Stockholder Votes (as defined in Section 2.22); and (2) the number of shares of Company Capital Stock that constitute (or that are or may be eligible to become) Dissenting Shares (as defined in Section 1.6(a)) shall be less than 8% of the Company Capital Stock outstanding immediately prior to the Closing;

(B) the Escrow Agreement, duly executed by the Stockholders’ Agent;

(C) Non-Competition and Non-Solicitation Agreements substantially in the form of Exhibit C, duly executed by each of Alexander Kvamme and Kris Wehner;

(D) Release Agreements substantially in the form of Exhibit D (the “Release Agreement”), duly executed by each director and officer of the Company;

(E) agreements terminating or amending the agreements identified on Schedule 1.2(c)(i)(E) as described on Schedule 1.2(c)(i)(E);

(F) a certificate (the “Merger Consideration Certificate”), duly executed on behalf of the Company by the Chief Executive Officer, containing the following information (along with calculations of any such amounts) and the representation and warranty of the Company that all of such information is true and accurate as of the Closing:

(1) the aggregate Company Debt and the aggregate amount of Acquired Company Transaction Expenses paid or payable (including any Acquired Company Transaction Expenses that will become payable after the Effective Time with respect to services performed or actions taken prior to the Effective Time);

(2) the Fully Diluted Company Share Number and the Per Share Fair Market Value;

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(3) the name and address of record of each Person who is a stockholder of the Company immediately prior to the Effective Time and whether such stockholder indicated in the Investor Questionnaire that it was an Accredited Investor (as defined in Section 1.4);

(4) the number of shares of Company Capital Stock of each class and series held by each such stockholder immediately prior to the Effective Time;

(5) the number of Restricted Company Shares (as defined in Section 1.4(d)) held by each such stockholder immediately prior to the Effective Time, and the vesting schedule of each such Restricted Company Share;

(6) the consideration that each such stockholder is entitled to receive pursuant to Section 1.4 and the portion of such consideration that is Restricted Consideration (as defined in Section 1.4(d)) (broken down by cash and number of shares of Parent Class A Common Stock);

(7) the cash amount and number of shares of Parent Class A Common Stock to be contributed to the Escrow Fund with respect to the shares of Company Capital Stock held by each such stockholder, and any portion of such cash amount and number of shares of Parent Class A Common Stock that constitutes Restricted Consideration and the Cash Pro Rata Portion and the Equity Pro Rata Portion applicable to each Stockholder; and

(8) the name and address of record of each holder of, the exercise price per share of, the number and class of shares of Company Common Stock subject to, the vesting schedule applicable to and the expiration date of each Company Option outstanding immediately prior to the Effective Time (after giving effect to any exercises of Company Options prior to the Effective Time);

(9) the consideration that each holder of Company Options is entitled to receive pursuant to Section 1.5; and

(10) the total amount of Taxes to be withheld from the Merger Consideration that each holder of shares of Company Capital Stock or holder of Company Options, in each case as of immediately prior to the Effective Time, is entitled to receive pursuant to Sections 1.4 and 1.5 as, for Tax purposes, compensation for services (including any Taxes to be withheld upon the payment of any Restricted Consideration).

(G) written resignations of all officers and directors of the Acquired Companies, effective as of the Effective Time;

(H) the Certificate of Merger, duly executed by the Company;

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(I) written acknowledgments pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Acquired Companies, or who is otherwise entitled to any compensation from the Acquired Companies, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise; and (ii) that upon payment in full of such amount, it will not be owed any other amount by any of the Acquired Companies with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;

(J) a legal opinion executed by Wilson Sonsini Goodrich & Rosati LLP in the form of Exhibit E;

(K) evidence as to the adoption by the board of directors of the Company or resolutions to terminate: (x) any Acquired Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code; and (y) any group severance, separation or salary continuation Acquired Company Employee Plans, programs or arrangements, in each case effective no later than the date immediately preceding the date of this Agreement;

(L) an investment representation statement in the form of Exhibit J (the “Investment Representation Letter”), signed by each holder of Company Capital Stock outstanding immediately prior to the Effective Time together with a duly filled questionnaire (the “Investor Questionnaire”), indicating that such holder is an “accredited investor” for purposes of the Securities Act of 1933, as amended (the “Securities Act”);

(M) a certificate, validly executed by the Chief Executive Officer of the Company, of the good faith determination of the Estimated Closing Date Net Working Capital and, based thereupon, the determination of the Estimated Working Capital Adjustment, calculated in accordance with the calculations and methodology used on Exhibit I, provided, that the Company shall consider in good faith and incorporate all reasonable comments of Parent with respect to such determination in accordance with the calculations and methodology used on Exhibit I (the “Estimated Working Capital Certificate”);

(N) Joinder Agreements, executed by stockholders of the Company, holding at least 92% of the Company Capital Stock (on as converted basis) as of immediately prior to the Closing;

(O) a certificate executed on behalf of the Company by the Chief Executive Officer of the Company containing the representation and warranty of the Company that the conditions set forth in Sections 6.1, 6.2 and 6.6 have been duly satisfied (the “Company Closing Certificate”);

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(P) a properly executed statement, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and in a form reasonably acceptable to Parent, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Code Section 897(c), together with the required notice to the IRS and written authorization for Parent to deliver such statement and notice to the IRS on behalf of the Company upon the Closing;

(Q) either: (x) evidence reasonably satisfactory to Parent that any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) or that would be subject to an excise tax under Section 4999 of the Code have been approved by such number of stockholders of the Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G, and that such approval has been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and all applicable regulations (whether proposed or final) relating to Section 280G; or (y) in the absence of such stockholder approval, a waiver in form and substance reasonably satisfactory to Parent, duly executed by each Person who might receive any such amount and/or benefit;

(ii) the Company shall have provided Parent with a file stamped copy of the Company Certificate of Amendment from the Secretary of State of the State of Delaware and a certification that such Company Certificate of Amendment is in full force and effect; and

(iii) Parent shall deliver to the Stockholders’ Agent:

(A) the Escrow Agreement, duly executed by Parent; and

(B) a certificate executed on behalf of Parent by an officer of Parent containing the representation and warranty of Parent that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied (the “Parent Closing Certificate”);

(C) evidence in form and substance satisfactory to Stockholders’ Agent that the adoption of this Agreement and the consummation of the transactions contemplated hereby shall have been duly approved by (1) the board of directors of Parent, (2) the board of directors and sole stockholder of Merger Sub I, and (3) the managers and sole member of Merger Sub II.

1.3 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;

(b) the bylaws of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub I as in effect immediately prior to the Effective Time;

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(c) the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time and the managers of the Surviving Entity immediately after the effective time of the Second Step Merger, each to hold the office of a director/manager of the Interim Surviving Corporation and the Surviving Entity, respectively, in accordance with the provisions of DGCL and the certificate of incorporation and bylaws of the Interim Surviving Corporation and the LLC Act and the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Entity until their respective successors are duly elected and qualified; and

(d) the officers of Merger Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Surviving Entity after the effective time of the Second Step Merger, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation and the Limited Liability Company Agreement of the Surviving Entity, respectively.

(e) The certificate of formation of Merger Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Surviving Entity in the Second Step Merger until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the effective time of the Second Step Merger, Article I of such certificate of formation shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is SeatMe, LLC.”

(f) Unless otherwise determined by Parent prior to the Effective Time, the Limited Liability Company Agreement of Merger Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the Limited Liability Company Agreement of the Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such Limited Liability Company Agreement; provided, however, that at the Effective Time, such Limited Liability Company Agreement shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is SeatMe, LLC.”

1.4 Conversion of Shares.

(a) Conversion. Subject to Sections 1.4(d), 1.6 and 1.7, at the Effective Time, by virtue of the First Step Merger and without any further action on the part of Parent, Merger Sub I, the Company or any stockholder of the Company, each share of Company Capital Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent, following the surrender of the certificate representing such share of Company Capital Stock in accordance with Section 1.7, the following consideration:

(i) each share of Company Capital Stock owned by Parent, Merger Sub I, the Company or any direct or indirect wholly-owned subsidiary of Parent, Merger Sub I or the Company immediately prior to the Effective Time, if any, shall, by virtue of the First Step Merger, be canceled without payment of any consideration with respect thereto;

(ii) each share of Company Capital Stock outstanding immediately prior to the Effective Time that is held by a stockholder that is an Accredited Investor (except for shares included in clause (i) above) shall be converted into the right to receive: (A) an amount in cash

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equal to the Stockholders Cash Value Per Share; plus (B) that number of shares of Parent Class A Common Stock equal to the Stockholders Equity Value Per Share; provided, however, that with respect to the consideration payable to each Stockholder that is an Accredited Investor, that number of shares of Parent Class A Common Stock equal to such Stockholder’s Equity Pro Rata Portion shall be withheld at the time of Closing and contributed into the Escrow Fund on behalf of such Stockholder;

(iii) each share of Company Capital Stock outstanding immediately prior to the Effective Time that is held by a stockholder that is a Non-Accredited Investor (except for shares included in clause (i) above) shall be converted into the right to receive an amount in cash equal to the Per Share Fair Market Value (the “Non-Accredited Stockholder Cashout Amount”), provided, however, that with respect to the consideration payable to each Stockholder that is a Non-Accredited Investor, an amount equal to such Stockholder’s Cash Pro Rata Portion shall be withheld at the time of Closing and contributed into the Escrow Fund on behalf of such Stockholder; and

(iv) each share of the common stock, par value $0.001 per share, of Merger Sub I outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Interim Surviving Corporation.

The amount of cash, if any, that each stockholder of the Company is entitled to receive for the shares of Company Capital Stock held by such stockholder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all shares of each class and series of Company Capital Stock held by such stockholder. Notwithstanding anything to the contrary herein, no fractional shares of Parent Class A Common Stock shall be issued in connection with the Merger or deposited into the Escrow Fund. If the aggregate number of all fractional shares of Parent Class A Common Stock payable to a specific Stockholder as Merger Consideration results in a fraction (after aggregating all shares of Parent Class A Common Stock payable to such Stockholder), such fraction shall be rounded down to the nearest whole number. If the aggregate number of all fractional shares of Parent Class A Common Stock to be issued and deposited into the Escrow Fund on behalf of a specific Stockholder results in a fraction (after aggregating all shares of Parent Class A Common Stock to be deposited into the Escrow Fund on behalf of such specific Stockholder), such fraction shall be rounded down to the nearest whole number.

(b) Definitions. For purposes of this Agreement:

(i) “Accredited Investor” shall mean each holder of Company Capital Stock as of immediately prior to the Effective Time (a “Stockholder”) that duly executes and delivers to Parent prior to the Closing the Investment Representation Letter and a duly filled questionnaire, indicating that such holder is an “accredited investor” for purposes of the Securities Act.

(ii) “Aggregate Options Consideration” shall mean the aggregate Option Cashout Consideration payable with respect to all Company Options outstanding as of immediately prior to the Effective Time (regardless of whether vested).

(iii) “Aggregate Non-Accredited Stockholder Cashout Amount” shall mean the aggregate Non-Accredited Stockholder Cashout Amount payable pursuant to Section 1.4(a)(iii) with respect to all Company Capital Stock held by Non-Accredited Investors of the Company as of immediately prior to the Effective Time.

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(iv) “Aggregate Value” shall mean $11,000,000, minus Company Debt, minus the Estimated Working Capital Adjustment (to the extent it is a positive number), plus the Option Exercise Amount.

(v) “Cash Pro Rata Portion” with respect to each Non-Accredited Investor, shall mean $1,100,000 (the “Aggregate Escrow Value”) multiplied by a fraction having a numerator equal to the aggregate number of shares of Company Capital Stock held by such Stockholder, and having a denominator equal to the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time held by all Stockholders (except for Merger Consideration payable with respect to Dissenting Shares).

(vi) The “Escrow Property” shall mean the Aggregate Escrow Value contributed in the form of: (i) that amount in cash equal to the aggregate Cash Pro Rata Portion contributed to the Escrow Fund on behalf of all Stockholders (the “Escrow Cash”), and (ii) the Escrow Shares.

(vii) The “Escrow Shares” shall mean that number of shares of Parent Class A Common Stock determined by dividing: (i) the Aggregate Escrow Value minus the Escrow Cash, by (ii) the FMV of Parent Class A Common Stock.

(viii) “Equity Pro Rata Portion” shall mean with respect to each Accredited Investor, the Escrow Shares multiplied by a fraction having a numerator equal to the aggregate number of shares of Company Capital Stock held by such Stockholder, and having a denominator equal to the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time held by all Stockholders (except for Merger Consideration payable with respect to Dissenting Shares).

(ix) The “Fully Diluted Company Share Number” shall be the sum of (without duplication): (A) the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (including: (1) any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract; and (2) any such shares subject to issuance pursuant to Company Options exercised prior to the Effective Time); plus (B) the aggregate number of shares of Company Capital Stock purchasable under or otherwise subject to any rights (including Company Options) to acquire shares of Company Capital Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time; plus (C) the aggregate number of shares of Company Capital Stock issuable upon the conversion of any convertible securities of the Company (other than shares of Company Preferred Stock) outstanding immediately prior to the Effective Time.

(x) “Non-Accredited Investor” shall mean each Stockholder that is not an Accredited Investor.

(xi) The “Per Share Fair Market Value” shall be determined by dividing: (A) the Aggregate Value; by (B) the Fully Diluted Company Share Number.

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(xii) The “Stockholders Cash Value Per Share” shall be determined by dividing (A) $2,200,000 minus the Aggregate Options Consideration minus the Aggregate Non-Accredited Stockholder Cashout Amount; by (B) the aggregate number of shares of Company Capital Stock held by Accredited Investors outstanding immediately prior to the Effective Time.

(xiii) The “Stockholders Equity Value Per Share” shall be determined by dividing: (A) the Per Share Fair Market Value minus the Stockholders Cash Value Per Share; by (B) the FMV of Parent Class A Common Stock.

(xiv) “Total Consideration” shall mean the Aggregate Value minus the Option Exercise Price.

Notwithstanding anything to the contrary herein, in no event shall Parent be required to pay with respect to all shares of Company Capital Stock and all Company Options, in each case outstanding as of immediately prior to the Effective Time, more than the Total Consideration; provided, that Parent will deduct the Escrow Property from the Total Consideration and cause it to be contributed to the Escrow Fund on behalf of each Stockholder pursuant to Section 1.4(c), which will be released according to Section 9 of this Agreement and the Escrow Agreement.

(c) Escrow Contribution. At the Effective Time, Parent shall cause to be delivered to the Escrow Agent the Escrow Property, as a contribution to the Escrow Fund with respect to the shares of Company Capital Stock held by the Non-Dissenting Stockholders immediately prior to the Effective Time. The Escrow Fund: (i) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement; (ii) shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any Person; and (iii) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. If any Non-Dissenting Stockholder holds Restricted Company Shares (as defined in Section 1.4(d)), the amount contributed to the Escrow Fund on behalf of such Non-Dissenting Stockholder pursuant to this Section 1.4(c) shall, to the extent possible, consist of Merger Consideration that constitutes Restricted Consideration (as defined in Section 1.4(d)).

(d) Restricted Shares. Notwithstanding anything to the contrary contained in this Agreement, the Merger Consideration, if any, that would otherwise be payable with respect to any share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and subject to forfeiture or a right of repurchase by the Company (each a “Restricted Company Share”) shall be retained by Parent (and, to the extent provided in Section 1.4(c), held in escrow) and be subject to permanent retention by Parent (i.e., forfeiture by the stockholder) on the same vesting and/or repurchase terms as governed such Restricted Company Shares immediately prior to the Effective Time (such Merger Consideration, until the restrictions with respect thereto lapse, being referred to herein as “Restricted Consideration”) unless otherwise agreed to between Parent and such stockholder in writing; provided, however, that upon the permanent retention of any Restricted Consideration, Parent shall pay, with respect to each Restricted Company Share with respect to which such Restricted Consideration is being permanently retained, to the former holder thereof, an amount equal to the lesser of: (i) the Merger Consideration, if any, that would otherwise be payable in respect of such Restricted Company Share; or (ii) the repurchase price, if any, in effect immediately prior to the Effective Time of such Restricted Company Share. Subject to compliance with the exchange provisions set forth in Section 1.7, Parent shall release any Restricted Consideration to the respective former holder of Restricted Company Shares

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as and when such restrictions with respect thereto lapse in accordance with the terms of a written agreement between such former holder and Parent, provided however that: (1) if the Restricted Consideration to be held in escrow (the “Restricted Escrow Property”) is scheduled to be released from the Escrow Fund pursuant to the terms of the Escrow Agreement prior to the vesting date applicable to such Restricted Escrow Property, the Restricted Escrow Property shall not be released to the former holder of such Restricted Company Shares, but shall rather be released to Parent to hold such released Restricted Escrow Property as Restricted Consideration until the applicable vesting date or permanent retention by Parent as provided for in this Section 1.4(d); and (2) if the vesting date applicable to any Restricted Escrow Property occurs prior to the date upon which such Restricted Escrow Property is scheduled to be released pursuant to the terms of the Escrow Agreement, such Restricted Escrow Property shall not be released to the former holder of such Restricted Company Shares at such time and shall be released to such former holder in accordance with the terms of the Escrow Agreement.

1.5 Treatment of Stock Options.

(a) No Company Option, whether vested or unvested, shall be assumed by Parent in connection with the transactions contemplated under this Agreement. As of the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested, shall be cancelled and converted into the right to receive cash in an amount equal to (the “Option Cashout Consideration”): (i) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time (without regard to vesting) multiplied by (ii) the excess, if any, of (A) the Per Share Fair Market Value of the Merger Consideration over (B) the exercise price payable per share of Company Common Stock under such Company Option. The Option Cashout Consideration shall be paid in accordance with Section 1.5(b). No holder of a Company Option that has an exercise price per share of Company Common Stock that is equal to or greater than the Per Share Fair Market Value shall be entitled to any payment with respect to such cancelled Company Option before or after the Effective Time.

(b) As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), Parent shall pay the aggregate Option Cashout Consideration, net of any applicable withholding Taxes, payable with respect to Company Options through, to the extent applicable, the Parent’s payroll (subject to any required tax withholdings) to the holders of Company Options.

1.6 Dissenting Shares.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and/or, if applicable by virtue of Section 2115 of the CGCL and Chapter 13 of the CGCL, and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL or the CGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Non-Dissenting Stockholders shall not be entitled to any portion thereof.

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(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.6(a), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL or the CGCL, as applicable, shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Closing or the occurrence of such event, whichever later occurs, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock.

(c) Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL or the CGCL, as applicable, and received by the Company; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

1.7 Exchange of Certificates.

(a) Payment Agent. Wells Fargo (or any other reputable bank designated by Parent) shall act as payment agent in the Merger (the “Payment Agent”). Promptly after the Effective Time, Parent shall: (i) deposit with the Payment Agent for exchange in accordance with Section 1.4 the aggregate number of shares of Parent Class A Common Stock issuable at the Effective Time pursuant to the Merger; and (ii) deposit with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Section 1.4 (excluding the Escrow Property). The cash amount and shares of Parent Class A Common Stock to be so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent. The fees and expenses of the Payment Agent shall be paid by Parent.

(b) Letter of Transmittal. Promptly after the Effective Time, Parent shall cause the Payment Agent to mail to each record holder of Company Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal in substantially the form of Exhibit H attached hereto (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration, if any, payable with respect to such Company Capital Stock. Upon the surrender to the Payment Agent of a Company Stock Certificate, together with a duly executed Letter of Transmittal and such other documents as Parent or the Payment Agent may reasonably request, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor cash and/or shares of Parent Class A Common Stock in the amount that such holder has the right to receive pursuant to Section 1.4(a), and the Company Stock Certificate so surrendered shall forthwith be canceled. From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration, if any, payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby.

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(c) In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 1.4 shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such amount, form and with such surety as Parent may reasonably direct) as indemnity against any claim that may be made against the Parent, the Interim Surviving Corporation, the Surviving Entity or any affiliated party with respect to such Company Stock Certificate.

(d) No dividends or other distributions declared or made with respect to Parent Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(e) No fractional shares of Parent Class A Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of shares of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Class A Common Stock (after aggregating all fractional shares of Parent Class A Common Stock issuable to such holder) shall, upon surrender of such holder’s Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the FMV of Parent Class A Common Stock.

(f) The shares of Parent Class A Common Stock to be issued in the Merger shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

(g) Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, certificates for shares of Company Capital Stock (“Company Stock Certificates”) are presented to the Surviving Entity, they shall be canceled and exchanged for the Merger Consideration, if any, payable with respect to such shares as provided for in Section 1.4. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate which immediately before the Effective Time represented outstanding shares of Company Capital Stock.

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(h) Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Non-Dissenting Stockholders as of the date that is 180 days after the date of this Agreement shall be delivered to Parent upon demand, and Non-Dissenting Stockholders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificates, without any interest thereon.

(i) Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any holder of shares of Company Capital Stock or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement. Any amounts remaining unclaimed by holders of shares of Company Capital Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

(j) Withholding. Each of the Payment Agent, Parent, the Interim Surviving Corporation and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any security holder or former security holder of the Company such amounts as required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement and shall pay over such amounts to the Governmental Body as required by any Legal Requirement. To the extent such amounts are so deducted or withheld and paid over, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity or Parent with full right, title and possession of and to all rights and property of the Merger Subs and the Company, the directors and officers of the Surviving Entity and Parent shall be fully authorized (in the name of Merger Subs, the Interim Surviving Corporation, the Surviving Entity, the Company and otherwise) to take such action.

1.9 Determination of Working Capital Adjustment.

(a) Delivery of the Post-Closing Adjustment Notice. Within 90 days after the Closing Date (provided, that if such date occurs on a day that is not a business day, then the first business day thereafter), Parent may prepare and deliver to the Stockholders’ Agent, at its sole cost and expense, a written notice setting forth the Parent’s determination of the Working Capital Adjustment as of the Closing Date, the adjustments to be made to the Estimated Working Capital Adjustment and reasonably detailed statements of its calculation thereof (the “Post-Closing Adjustment Notice”). If Parent fails to deliver the Post-Closing Adjustment Notice within 90 days after the Closing Date, Parent shall be deemed to have agreed to the calculations in the Estimated Working Capital Certificate.

(b) Review and Access. Parent shall permit the Stockholders’ Agent and its representatives to review the working papers of Parent relating to the Post-Closing Adjustment Notice

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and, at the Stockholders’ Agent’s written request, shall provide the Stockholders’ Agent and its representatives any information reasonably requested for purposes of the Stockholders’ Agent’s review of the Post-Closing Adjustment Notice.

(c) Review and Dispute Resolution. The Post-Closing Adjustment Notice shall be binding and conclusive on the parties hereto and the Indemnitors (as defined in Section 9.2(a)) unless, on or prior to 30 days after the delivery thereof, the Stockholders’ Agent gives written notice to Parent of the Stockholders’ Agent’s objection to any item or portion thereof, including a reasonably detailed explanation of the basis for each such objection along with reasonably detailed supporting calculations. In the event such an objection is timely made, any item or portion not objected to shall be binding and conclusive on the parties hereto and Parent and Stockholder’s Agent shall attempt in good faith to resolve any disputed items. If the parties are unable to reach agreement with respect to any item or portion objected to within 15 days after the Stockholders’ Agent’s notice of objection is delivered to the Parent, the determination of the Accounting Firm (as defined below) as to any such item shall be binding and conclusive on the parties hereto and the Indemnitors. Parent shall select a certified public accounting firm that has not served as an independent auditor for, or provided any other significant services to, either Parent, the Company or Stockholders’ Agent (the “Accounting Firm”), subject to the written consent of the Stockholders’ Agent (such consent not to be unreasonably withheld or delayed), to promptly resolve any remaining disagreements and determine the final Working Capital Adjustment. Each of Parent and the Stockholders’ Agent (solely on behalf of the Indemnitors) shall pay its own costs and expenses related to the review and dispute resolution process. The party (either Parent or the Stockholders’ Agent (solely on behalf of the Indemnitors)) whose Claimed Amount differs the most from the Accounting Firm’s determination of the Working Capital Adjustment at the Closing shall pay the fees and disbursements of the Accounting Firm, unless otherwise determined by the Accounting Firm. Parent and the Stockholders’ Agent shall use their best efforts to complete the final determination of the Working Capital Adjustment as soon as practicable after the Closing Date. For purposes of this Section 1.9(c), “Claimed Amount” with respect to a party shall mean the amount of Working Capital Adjustment claimed by such party at the time of submission of the dispute to the Accounting Firm.

(d) Payment of Working Capital Adjustment. If: (i) the Working Capital Adjustment as finally determined pursuant to this Section 1.9 is positive and (ii) the Working Capital Adjustment as finally determined pursuant to this Section 1.9 exceeds the Estimated Working Capital Adjustment, Parent and Stockholders’ Agent shall execute a joint written letter instructing the Escrow Agent to release to Parent from the Escrow Fund an amount equal to such excess.

1.10 Reorganization Status. Parent and the Surviving Entity shall report the Merger for income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a taxing authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code; provided, however, even though it is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, the parties make no representations or warranties to each other or to any holder of Company Capital Stock that the Merger will qualify as a tax-free “reorganization” under the Code. Parent agrees not to take any action, and will cause its affiliates not to take any action, which would reasonably be expected to cause the Merger to fail to qualify as a tax-free “reorganization,” provided, however, that the preceding covenant shall not be considered to be violated by actions of Parent or its affiliates consistent with the terms of this Agreement.

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2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

2.1 Due Organization; Subsidiaries; Etc.

(a) Organization. Each of the Acquired Companies has been duly organized, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the jurisdiction of its formation. Each of the Acquired Companies has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b) Qualification. Each of the Acquired Companies is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (to the extent that the applicable jurisdiction recognizes the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect. Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where an Acquired Company is qualified, licensed and admitted to do business.

(c) Directors and Officers. Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar body) of each of the Acquired Companies; (ii) the names of the members of each committee of the board of directors (or similar body) of each of the Acquired Companies; and (iii) the names and titles of the officers of each of the Acquired Companies.

(d) Subsidiaries. The Company does not have any subsidiaries, and the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Entity. None of the Acquired Companies has guaranteed or is responsible or liable for any obligation of any Entity.

2.2 Charter Documents; Records. The Company has made available to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws, memorandum of association and articles of association or equivalent governing documents, including all amendments thereto, of each of the Acquired Companies (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders or members, the board of directors (or other similar body) and all committees of the board of directors (or other similar body) of each of the Acquired Companies, which minutes or other records contain a complete summary of all meetings of directors, stockholders and members, and all actions taken thereat or by written consent. All actions taken and all transactions entered into by each of the Acquired Companies have been duly approved by all necessary action of the board of directors (or other similar body) and stockholders of each of the Acquired Companies. There has been no violation of any of the provisions of the Charter Documents of any of the Acquired Companies, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s stockholders or members, board of directors

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(or other similar body) or any committee of the board of directors (or other similar body). The books of account, stock records, minute books and other records of each of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

2.3 Capitalization.

(a) Outstanding Securities. The authorized capital stock of the Company consists of: (i) 4,616,000 shares of Company Common Stock, of which 990,082 shares are issued and outstanding as of the date of this Agreement; and (ii) 2,718,000 shares of Company Preferred Stock, of which: (A) 400,000 shares are designated as Company Series A Preferred Stock, all of which are issued and outstanding as of the date of this Agreement; (B) 1,106,000 shares are designated as Company Series A-1 Preferred Stock, 1,105,530 shares of which are issued and outstanding as of the date of this Agreement; (C) 1,212,000 shares are designated as Company Series A-2 Preferred Stock, 1,179,705 shares of which are issued and outstanding as of the date of this Agreement. There are no shares of capital stock held in the Company’s treasury. The Company has never declared or paid any dividends on any shares of Company Capital Stock. Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company’s stockholders, the addresses of the Company’s stockholders and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders as of the date of this Agreement. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and, except as set forth in Part 2.3(a) of the Disclosure Schedule, none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). Each share of Company Preferred Stock is convertible into shares of Company Common Stock on a one-for-one basis.

(b) Stock Options. The Company has reserved 620,105 shares of Company Common Stock for issuance under the Company Option Plan, of which options with respect to 198,810 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option and whether the vesting of such Company Option shall be subject to any acceleration in connection with the Merger or any of the other transactions contemplated by this Agreement; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements, the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the

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Company. All options with respect to shares of Company Common Stock that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee of or a consultant or service provider to any of the Acquired Companies. The exercise of the Company Options and the payment of cash in respect thereof complied and will comply with the terms of the Company Option Plan, all Contracts applicable to such Company Options and all Legal Requirements and, as of the Closing, no former holder of a Company Option will have any rights with respect to such Company Option other than the right to receive the Option Cashout Consideration in respect thereof as contemplated by Section 1.5 of this Agreement.

(c) No Other Securities. Except as set forth in Part 2.3(a) or Part 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of Company Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Capital Stock (or cash based on the value of such shares) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities, including any promise or commitment to grant Company Options or other securities of the Company to an employee of or other service provider to any of the Acquired Companies; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Capital Stock or other securities of the Company. As of the Effective Time, there will be no outstanding options, warrants, convertible notes or other rights to purchase shares of Company Capital Stock.

(d) Legal Issuance. All outstanding shares of Company Capital Stock, all outstanding Company Options and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Part 2.3(d) of the Disclosure Schedule accurately identifies each Acquired Company Contract relating to any securities of any of the Acquired Companies that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(e) Repurchased Shares. Part 2.3(e) of the Disclosure Schedule accurately sets forth with respect to any shares of capital stock ever repurchased or redeemed by the Company: (i) the name of the seller of such shares; (ii) the number, class and series of shares repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by the Company for such shares. All shares of capital stock of the Company ever repurchased or redeemed by the Company were repurchased or redeemed in compliance with: (A) all applicable securities laws and other applicable Legal Requirements; and (B) all requirements set forth in all applicable Contracts.

(f) The allocation of the Merger Consideration set forth in Sections 1.4 and 1.5 and in the Merger Consideration Certificate complies with all applicable Legal Requirements, the Company’s Charter Documents and all other plans and Contracts to which the Company is party to or by which the Company is bound.

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2.4 Financial Statements and Related Information.

(a) Delivery of Financial Statements. The Company has made available to Parent the following financial statements (collectively, the “Company Financial Statements”): (i) the unaudited balance sheets of the Acquired Companies as of December 31, 2011 and December 31, 2012, and the related unaudited statements of operations, and statements of cash flows for the years ended December 31, 2011 and December 31, 2012, together with the notes thereto; and (ii) the unaudited balance sheet of the Acquired Companies as of June 30, 2013 (the “Interim Balance Sheet”), and the related unaudited statement of operations and statements of cash flows for the 6 months ended June 30, 2013 (the “Interim Balance Sheet Date”).

(b) Fair Presentation. The Company Financial Statements present fairly in all material respects the financial position of the Acquired Companies as of the respective dates thereof and the results of operations and cash flows of the Acquired Companies for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the unaudited financial statements referred to in Section 2.4(a) do not contain the accounting for stock compensation expense, deferred income taxes, footnotes, and are subject to normal recurring year-end audit adjustments.

(c) Internal Controls. The books, records and accounts of the Acquired Companies accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Companies. The systems of internal accounting controls maintained by the Acquired Companies are customary for companies of size and nature similar to the Company and designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Part 2.4(c) of the Disclosure Schedule lists, and the Company has made available to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

2.5 Liabilities.

(a) No Liabilities. None of the Acquired Companies has any accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by an Acquired Company since the Interim Balance Sheet Date in the ordinary course of business and consistent with such Acquired Company’s past practices and which are not material individually or in the aggregate; and (iii) Liabilities under the Acquired Company Contracts that are expressly set forth in and identifiable by reference to the text of such Acquired Company Contracts.

(b) Accounts Payable. Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of each of the Acquired Companies as of the date of this Agreement; and (ii) all notes payable of each of the Acquired Companies and all other indebtedness of each of the Acquired Companies for borrowed money as of the date of this Agreement.

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(c) No “Off-Balance Sheet” Arrangements. None of the Acquired Companies has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Without limiting the generality of the foregoing, none of the Acquired Companies has ever guaranteed any debt or other obligation of any other Person.

2.6 Absence of Changes. Except as set forth in Part 2.6 of the Disclosure Schedule, since the Interim Balance Sheet Date:

(a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or could reasonably be expected to have or result in a Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Companies’ material assets (whether or not covered by insurance);

(c) none of the Acquired Companies has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of their respective capital stock or other securities, and none of the Acquired Companies has repurchased, redeemed or otherwise reacquired any of their respective shares of capital stock or other securities, other than from former services providers of the Company pursuant to restricted stock purchase agreements or stock option agreements providing for the repurchase of such securities in connection with their termination of service to any such Acquired Company;

(d) except for Company Options and Restricted Company Shares, in each case listed in Part 2.3(b) of the Disclosure Schedule, none of the Acquired Companies has sold, issued, granted or authorized the sale, issuance or grant of: (i) any capital stock or other security; (ii) any option, call, warrant or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of such capital stock) or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of the Company Option Plan; (ii) any provision of any agreement evidencing any outstanding Company Option; or (iii) any restricted stock agreement;

(f) there has been no amendment to any of the Charter Documents of any of the Acquired Companies, and none of the Acquired Companies has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

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(g) none of the Acquired Companies has made any capital expenditure which, when added to all other capital expenditures made on behalf of such respective Acquired Company, exceeds US $5,000;

(h) none of the Acquired Companies has amended or prematurely terminated, or waived any material right or remedy under, any Contract that is or would constitute a Material Contract (as defined in Section 2.11(a));

(i) none of the Acquired Companies has: (i) acquired, leased or licensed any right or other asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except in each case, for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of the Acquired Companies;

(j) none of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of US $1,000 with respect to a single matter, or in excess of US $10,000 in the aggregate;

(k) none of the Acquired Companies has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with such Acquired Company’s past practices;

(l) none of the Acquired Companies has: (i) lent money to any Person (other than pursuant to routine and reasonable travel advances made to current employees of the Acquired Companies in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(m) none of the Acquired Companies has: (i) established, adopted or amended any Acquired Company Employee Plan; (ii) made any bonus, profit-sharing or similar payment to, or increased the amount of wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, any of its directors, officers or employees; or (iii) other than with respect to non-officer employees and in the ordinary course of business and consistent with past practices, hired any new employee;

(n) none of the Acquired Companies has changed any of its methods of accounting or accounting practices in any respect;

(o) none of the Acquired Companies has made or changed any Tax election, adopted or changed a material accounting method in respect of Taxes, entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or comprised a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

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(p) none of the Acquired Companies has commenced or settled any Legal Proceeding;

(q) none of the Acquired Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(r) none of the Acquired Companies has agreed or legally committed to take any of the actions referred to in clauses “(c)” through “(q)” above.

2.7 Title to Assets.

(a) Good Title. This Section 2.7 only applies to real property and tangible assets owned by any Acquired Company and not to Intellectual Property or Intellectual Property Rights, for which representations and warranties are solely as set forth in Section 2.10 below. Each of the Acquired Companies owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Interim Balance Sheet(except assets sold or otherwise disposed of since the Interim Balance Sheet Date in the ordinary course of business and consistent with past practices, none of such assets is material); and (ii) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of said assets are owned by the Acquired Companies free and clear of any liens or other Encumbrances, except for: (A) any lien for current Taxes not yet due and payable; (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies; and (C) mechanics’, materialman’s, supplier’s, and landlord liens that do not reflect delinquent payments by the Acquired Companies.

(b) Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies all assets that are material to the business of any of the Acquired Companies and that are being leased to any of the Acquired Companies for which the annual rental payment for each such asset exceeds US $50,000.

2.8 Bank Accounts. Part 2.8 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any of the Acquired Companies at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

2.9 Equipment; Real Property.

(a) Equipment. All material items of equipment, fixtures and other tangible assets owned by or leased to any of the Acquired Companies are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of each of the Acquired Companies’ respective businesses in the manner in which such businesses are currently being conducted.

(b) Real Property. The Acquired Companies do not own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.9(b) of the Disclosure Schedule.

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2.10 Intellectual Property.

(a) Registered IP. Part 2.10(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. No interference or opposition Legal Proceeding with regard to any such item of Registered IP listed in Part 2.10(a) of the Disclosure Schedule has ever been brought against any of the Acquired Companies.

(b) Inbound Licenses. Part 2.10(b) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right is or has been licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company (other than (collectively: “Permitted Inbound Non-Exclusive Licenses”): (A) agreements between the Acquired Company and its employees in the Acquired Company’s standard forms thereof; (B) non-exclusive licenses to third party software that is not incorporated into, or used in the development, testing, distribution, maintenance or support of, any Acquired Company Software and that is not otherwise material to the Acquired Company’s business; (C) agreements for Open Source Code; and (D) non-disclosure and confidentiality agreements that are entered into by an Acquired Company in the ordinary course of business); and (ii) whether the licenses or rights granted to the Acquired Company in each such Contract are exclusive or non-exclusive.

(c) Outbound Licenses. Part 2.10(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Acquired Company IPR or Acquired Company Software (other than (collectively: “Permitted Outbound Non-Exclusive Licenses”): (A) agreements between the Acquired Company and a third party pursuant to an Acquired Company’s standard form Acquired Company IP Contract made available to Company in accordance with Section 2.10(e)(i)-(vi); and (B) non-disclosure and confidentiality agreements that are entered into by an Acquired Company in the ordinary course of business). No Acquired Company is bound by, and no Acquired Company IPR or Acquired Company Software is subject to, any Contract containing any covenant or other provision that limits or restricts the ability of any Acquired Company to use, exploit, assert or enforce any Acquired Company IPR or Acquired Company Software anywhere in the world.

(d) Royalty Obligations. Part 2.10(d) of the Disclosure Schedule contains a complete and accurate list of all Acquired Company Contracts that require an Acquired Company to pay royalties, fees, commissions or other similar amounts to any other Person (other than sales commissions paid to employees according to the Acquired Company’s standard commissions plan) upon or for the use of any Acquired Company IPR or Acquired Company Software.

(e) Standard Form IP Agreements. The Company has made available to Parent a complete and accurate copy of each of the Acquired Companies’ standard forms of Acquired Company IP Contract used by any of the Acquired Companies at any time since the inception, which may include a standard form of: (i) end user license agreement; (ii) development agreement; (iii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment

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or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) confidentiality or nondisclosure agreement or (vi) Acquired Company User Agreement. Part 2.10(e) of the Disclosure Schedule accurately identifies each Acquired Company IP Contract that deviates in any material respect from the corresponding standard form agreement delivered to Parent, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to any Acquired Company’s business, research or development.

(f) Ownership Free and Clear. The Acquired Companies exclusively own all right, title and interest to and in the Acquired Company IPR (other than Intellectual Property Rights exclusively licensed to any of the Acquired Companies, as identified in Part 2.10(b) of the Disclosure Schedule) free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to establish, perfect and maintain the rights of any Acquired Company in the Acquired Company IPR, including in order to avoid abandonment, have been executed, delivered and filed in a timely manner, in good faith, with the appropriate Governmental Body.

(ii) each Acquired Company Employee who is or was involved in the creation or development of any Acquired Company IP has signed a valid and enforceable written agreement containing an irrevocable assignment of Intellectual Property Rights pertaining to such Acquired Company IP to an Acquired Company and confidentiality provisions protecting the Acquired Company IPR;

(iii) each Acquired Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information (except for the proprietary information disclosed by the Acquired Companies in Registered IP) pertaining to the Acquired Companies that the Acquired Companies hold, or purport to hold, as a trade secret; and

(iv) the Acquired Companies own or otherwise have sufficient rights, and immediately after the Closing the Surviving Entity and its Subsidiaries will continue to own or otherwise have sufficient rights in any Intellectual Property Rights needed to conduct the business of the Acquired Companies as currently conducted and as currently planned by the Acquired Companies to be conducted with respect to client (e.g., restaurant, bar) functionality.

(g) Valid and Enforceable. All Registered IP (other than pending applications) is valid and enforceable. Without limiting the generality of the foregoing:

(i) no trademark or trade name that is Registered IP or, to the Knowledge of the Company, no other trademark or trade name, owned, used or applied for by an Acquired Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person, and each Acquired Company has taken reasonable steps to police the use of its trademarks;

(ii) Part 2.10(g)(ii) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Registered IP in full force and effect; and

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(iii) no interference, opposition, reissue, reexamination or other Legal Proceeding (other than a Legal Proceeding brought by a Governmental Body in the ordinary course of prosecution or registration of Registered IP) is pending or, threatened in writing, in which the scope, validity or enforceability of any Registered IP is being contested or challenged. To the Knowledge of the Acquired Companies, there is no basis for a claim that any Registered IP (other than pending applications) is invalid or unenforceable.

(h) No Third Party Infringement of Acquired Company IP. To the Knowledge of the Acquired Companies, no Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating, any Acquired Company IPR. Part 2.10(h) of the Disclosure Schedule accurately identifies (and the Company has made available to Parent a complete and accurate copy of) each letter or other written communication or correspondence that has been sent by or to any Acquired Company or any representative of the Acquired Companies (other than privileged communications with the Acquired Companies’ legal counsel) regarding any actual, alleged or suspected infringement or misappropriation of any Acquired Company IPR.

(i) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Acquired Company IPR; (ii) a breach of or default under any Acquired Company IP Contract; (iii) the release, disclosure or delivery of any source code to any Acquired Company Software by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Acquired Company IPR.

(j) No Infringement of Third Party IP Rights. No Acquired Company has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. No Acquired Company Software infringes, violates or makes unlawful use of any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) no infringement, misappropriation or similar claim or Legal Proceeding is pending before a Governmental Body or, to the Knowledge of the Company, threatened in writing, against any Acquired Company or, to the Knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding;

(ii) no Acquired Company has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by any Acquired Company, any Acquired Company Employee or agents of any Acquired Company of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Right of another Person (other than correspondence in the ordinary course of business relating to the sale of or license to commercially available third party Intellectual Property); and

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(iii) except as set forth in Part 2.10(j)(iii) of the Disclosure Schedule, no Acquired Company is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property Rights infringement, misappropriation or similar claim (other than indemnification provisions in the Acquired Companies’ standard forms of Acquired Company IP Contracts).

(k) No Harmful Code. Except as set forth in Part 2.10(k) of the Disclosure Schedule, none of the Acquired Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(l) Source Code. No proprietary source code of any Acquired Company, and to the Knowledge of the Company no proprietary third party source code, for any Acquired Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not an employee, consultant or contractor of an Acquired Company. No Acquired Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Acquired Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the proprietary source code of any Acquired Company, and to the Knowledge of the Company any proprietary third party source code, for any Acquired Company Software to any other Person.

(m) Use of Open Source Code. Part 2.10(m)(i) of the Disclosure Schedule accurately identifies and describes: (i) each item of Open Source Code that is contained in, distributed with or used in the development of the Acquired Company Software or from which any part of any Acquired Company Software is derived; (ii) the applicable license terms for each such item of Open Source Code; and (iii) the Acquired Company Software to which each such item of Open Source Code relates. Except as expressly stated in Part 2.10(m)(ii) of the Disclosure Schedule, no Open Source Code has been used in any manner that would, with respect to any Acquired Company Software: (i) impose or could impose a requirement or condition that any Acquired Company Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of any Acquired Company to use or distribute any Acquired Company Software.

(n) Privacy Policies. Part 2.10(n) of the Disclosure Schedule contains each Acquired Company Privacy Policy in effect at any time and identifies, with respect to each Acquired Company Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Acquired Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in,

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opt-out or notice only) used to apply a later Acquired Company Privacy Policy to data or information previously collected under such privacy policy. Each Acquired Company Privacy Policy in effect at any time: (i) is or was incorporated into the applicable Acquired Company User Agreement, (ii) states that User Data may be transferred in a merger, acquisition, reorganization, or sale of assets, (iii) states that Personal Data may be transferred to the United States for processing, and (iv) states how User Data is collected by any Acquired Company Web Site or any Acquired Company Software. Each Acquired Company requires each user of the Acquired Company Web Site and Acquired Company Software to agree and consent to the applicable Acquired Company User Agreement, to which the Company Privacy Policy is incorporated into. Each Acquired Company and the Acquired Company Software has complied at all times and in all material respects with all of the Acquired Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, nor Parent’s possession or use of the User Data, will result in any violation of any Acquired Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.

(o) Personal Data. Part 2.10(o) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for any Acquired Company at any time (the “Acquired Company Databases”), and the types of Personal Data in each such database. To the Knowledge of the Company, no breach or violation of any Acquired Company security policy has occurred or is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Acquired Company Databases.

2.11 Contracts.

(a) List of Contracts. Part 2.11(a) of the Disclosure Schedule accurately identifies:

(i)(A) each Acquired Company Contract relating to the employment of, or the performance of services by, any Acquired Company Employee (provided, however that Part 2.11(a)(i) will not identify “at-will” employment agreements on the form made available to Parent that do not require providing prior notice to the Acquired Company Employee prior to termination or any payment of severance in connection with termination, provided further that such agreements will constitute “Material Contract”); (B) any Acquired Company Contract pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination or similar payment to any Acquired Company Employee (other than post-termination benefits continuation coverage required by law); and (C) any Acquired Company Contract pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any Acquired Company Employee;

(ii) each Acquired Company Contract which provides for indemnification of any officer, director, employee or agent;

(iii) each Acquired Company Contract relating to the voting or registration rights, or rights of first refusal or any other rights or obligations of a stockholder of any of the Acquired Companies;

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(iv) each Acquired Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to any of the Acquired Companies, including the acquisition, sale, spin off or outsourcing of any Subsidiary or business unit or operation of any of the Acquired Companies;

(v) each Acquired Company Contract relating to the acquisition, transfer, sharing, or development of any Intellectual Property or Intellectual Property Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any of the Acquired Companies) other than those disclosed under Section 2.11(a)(vi), Permitted Inbound Non-Exclusive Licenses or Permitted Outbound Non-Exclusive Licenses;

(vi) each Acquired Company Contract relating to the license of any patent, copyright, trade secret or other Intellectual Property or Intellectual Property Right to or from any of the Acquired Companies (other than: (A) Permitted Inbound Non-Exclusive Licenses; and (B) Permitted Outbound Non-Exclusive Licenses);

(vii) each Acquired Company Contract relating to the hosting of any website of any Acquired Company;

(viii) each Acquired Company Contract relating to the advertising or promotion of the business of any of the Acquired Companies or pursuant to which any third parties advertise on any websites operated by any of the Acquired Companies;

(ix) each Acquired Company Contract creating or relating to any partnership or joint venture or any Acquired Company Contracts relating to the sharing of revenues, profits, losses, costs or liabilities or any similar agreement;

(x) each Acquired Company Contract imposing any restriction on any of the Acquired Companies: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(xi) each Acquired Company Contract: (A) granting exclusive rights to license, market, sell or deliver any of the products or services of the Acquired Companies or of users of any marketplace, website or service of any of the Acquired Companies; or (B) otherwise contemplating an exclusive relationship between any Acquired Company and any other Person;

(xii) each Acquired Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(xiii) each Acquired Company Contract regarding the acquisition, issuance, transfer or rights of any securities, including any restricted share agreements or escrow agreements;

(xiv) each Acquired Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity (other than indemnification provisions arising in

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the ordinary course of business and consistent with past practices (including without limitation in standard form Acquired Company IP Contracts made available to Company in accordance with Section 2.10(e)(i)-(vi)) or surety arrangement;

(xv) each Acquired Company Contract relating to the purchase or sale of any asset (other than immaterial assets in the ordinary course of business) by or to, or the performance of any services (other than immaterial services in the ordinary course of business) by or for, any Related Party;

(xvi) each Acquired Company Contract relating to any liquidation or dissolution of any Acquired Company;

(xvii) except with regard to Acquired Company Employee Plans and Acquired Company Employee Agreements, any Acquired Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by any Acquired Company in an amount or having a value in excess of US $5,000 individually, or, when taken together with all other Acquired Company Contracts between an Acquired Company and such Entity or such Entity’s affiliates, US $10,000 in the aggregate; or (B) the performance of services for any Acquired Company having a value in excess of US $5,000 individually, or, when taken together with all other Acquired Company Contracts between an Acquired Company and such Entity or such Entity’s affiliates, US $10,000 in the aggregate; and

(xviii) any other Acquired Company Contract that was entered into outside the ordinary course of business or is otherwise material to the Company.

(Contracts in the respective categories described in clauses “(i)” through “(xviii)“ above and all Contracts identified, or required to be identified, in Part 2.11(a) of the Disclosure Schedule are referred to in this Agreement as “Material Contracts.”)

(b) Delivery of Contracts. The Company has made available to Parent accurate and complete copies of all written Material Contracts identified in Part 2.11(a) of the Disclosure Schedule, including all amendments thereto. Part 2.11(b) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract that is not in written form. Each Contract identified in Part 2.11(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the respective Acquired Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the ordinary expiration of the respective Material Contract in due course or termination as expressly permitted thereunder.

(c) No Breach. Except as set forth in Part 2.11(c) of the Disclosure Schedule: (i) none of the Acquired Companies has violated or breached, or committed any default under, in any material respect, any Acquired Company Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, in any material respect, any Acquired Company Contract which remains uncured; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a violation or breach of any of the provisions

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of any Acquired Company Contract; (B) give any Person the right to declare a default or exercise any remedy under any Acquired Company Contract; (C) give any Person the right to accelerate the maturity or performance of any Acquired Company Contract; or (D) give any Person the right to cancel, terminate or modify any Acquired Company Contract; (iii) none of the Acquired Companies has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Company Contract; and (iv) none of the Acquired Companies has waived any of its respective material rights under any Acquired Company Contract.

(d) No Renegotiation. No Person has a contractual right pursuant to the terms of any Acquired Company Contract to renegotiate any amount paid or payable to the respective Acquired Company under any Material Contract or any other material term or provision of any Material Contract.

(e) Proposed Contracts. Part 2.11(e) of the Disclosure Schedule identifies each proposed Contract as to which any offer, award, written proposal, term sheet or similar document, in each case that is currently outstanding and would contain binding obligations of any Acquired Company if accepted by the recipient, has been submitted by the Company.

(f) User Agreements. Part 2.11(f) of the Disclosure Schedule contains each Acquired Company User Agreement in effect at any time and identifies, with respect to each Acquired Company User Agreement, the period of time during which such Acquired Company User Agreement was or has been in effect. Each Acquired Company User Agreement: (i) is binding and enforceable with respect to each and every applicable user of each Acquired Company Web Site and Acquired Company Software the use of which is governed by such Acquired Company User Agreement, (ii) is fully assignable by the Acquired Company, and (iii) includes an indemnity from the user for any content linked or provided by the user.

2.12 Compliance with Legal Requirements. Each of the Acquired Companies is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it, to the conduct of its business, to the ownership of its assets, or the distribution of Acquired Company Software. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the any of the Acquired Companies of, or a failure on the part of any of the Acquired Companies to comply in all material respects with, any Legal Requirement. Except as set forth in Part 2.12 of the Disclosure Schedule, none of the Acquired Companies has received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.13 Governmental Authorizations; No Subsidies.

(a) Governmental Authorizations. Part 2.13(a) of the Disclosure Schedule identifies each material Governmental Authorization held by the Acquired Companies, and the Company has made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the respective Acquired Company to conduct its business in the manner in which its business is currently being conducted. Each of the Acquired Companies is, and has at all times been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. No Acquired

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Company has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b) No Subsidies. None of the Acquired Companies possesses (or has ever possessed) or has any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.

2.14 Tax Matters.

(a) Tax Returns and Payments. All Tax Returns required to be filed by or on behalf of the Acquired Companies have been timely and properly filed and are true, accurate and complete in all material respects. All Taxes of the Acquired Companies that are or have been due and payable have been timely and properly paid. All Taxes required to be withheld by the Acquired Companies have been properly and timely withheld and remitted. The Company has made to available to Parent accurate and complete copies of all income, franchise and other material Tax Returns filed by the Acquired Companies. No claim has ever been made by an authority in a jurisdiction where the Acquired Companies do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP.

(b) Audits; Claims. No Acquired Company has received from any Governmental Body any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Returns has been granted by or requested from an Acquired Company with respect to a Tax Return that has not already been filed. No claim or Legal Proceeding is pending or threatened against any Acquired Company in respect of any Tax. There are no liens for Taxes upon any of the assets of each of the Acquired Companies except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(c) Parachute Payments. No Acquired Company is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law).

(d) Items Affecting Post-Closing Tax Periods; Etc. No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or prepaid amount received for a taxable period ending on or prior to the date of this Agreement. No Acquired Company is a party to or bound by any Tax allocation or sharing agreement. No Acquired Company has ever been a member of an affiliated group other than a group for which the Company is the common parent.

(e) Distributed Stock. No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

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(f) Tax Holidays. Part 2.14(f) of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to any of the Acquired Companies. Each Acquired Company has made available to the Parent all documentation relating to such Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements. Each Acquired Company is in compliance with the requirements for any such Tax exemption, Tax holiday or other Tax reduction agreement or arrangement and, to the Knowledge of the Company, none of the Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements will be jeopardized by the transaction contemplated in this Agreement.

(g) Section 6662. Each Acquired Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(h) Tax Shelters. No Acquired Company has consummated or participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Each Acquired Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(i) Section 1.1502-6. No Acquired Company has any Liability for the Taxes of any Person (other than another Acquired Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(j) Section 1503. No Acquired Company has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(k) Foreign Tax. Each Acquired Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities. No Acquired Company has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(l) Section 897. The Company is not and has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and each Acquired Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(m) Tax Withholding. Each Acquired Company in all material respects: has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods.

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2.15 Employee and Labor Matters; Benefit Plans.

(a) Employee List. Part 2.15(a) of the Disclosure Schedule contains a list of all current employees of the Acquired Companies as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their job title; (iii) their rate of base wage pay or base annual salary; (iv) 2013 target bonus, or commission, opportunity; (v) their visa status; and (vi) their current paid time off eligibility. None of the Acquired Companies is, and none of the Acquired Companies has been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Acquired Company Employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Acquired Company Employees. No Acquired Company is engaged, and no Acquired Company has ever been engaged, in any unfair labor practice of any nature. None of the Acquired Companies has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Acquired Company Employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(b) Leave of Absence. There is no current Acquired Company Employee who is not fully available to perform work because of disability or other leave.

(c) At Will Employment. Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment of each of the current Acquired Company Employees is terminable by the Company at will and any termination of such employment would result in no Liability to any Acquired Company. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Acquired Company Employees.

(d) Employee Departures/Restrictions. To the Knowledge of the Company, no employee of an Acquired Company: (i) intends to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with an Acquired Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of an Acquired Company; or (B) any Acquired Company’s business or operations.

(e) Employee Plans and Agreements. Part 2.15(e) of the Disclosure Schedule contains an accurate and complete list of each Acquired Company Employee Plan and each Acquired Company Employee Agreement. No Acquired Company intends or has committed to establish or enter into any new Acquired Company Employee Plan or Acquired Company Employee Agreement, or to modify any Acquired Company Employee Plan or Acquired Company Employee Agreement (except to conform any such Acquired Company Employee Plan or Acquired Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

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(f) Delivery of Documents. As applicable with respect to each Acquired Company Employee Plan, the Company has made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Acquired Company Employee Plan and each Acquired Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Acquired Company Employee Plan; (iii) all material written Contracts relating to each Acquired Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three completed plan year; (v) the most recent letter of determination from the U.S. Internal Revenue Service relating to the tax-qualified status of the Acquired Company Employee Plan, if any; (vi) all written materials provided to any Acquired Company Employee relating to any Acquired Company Employee Plan and any proposed Acquired Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any Acquired Company; (vii) all material correspondence to or from any Governmental Body relating to any Acquired Company Employee Plan; and (viii) all insurance policies in the possession of any Acquired Company pertaining to fiduciary liability insurance covering the fiduciaries for each Acquired Company Employee Plan.

(g) No Foreign Plans. None of the Acquired Companies has established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Acquired Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Acquired Company Employee Plan that covers or has covered Acquired Company Employees whose services are or have been performed primarily outside of the United States.

(h) Absence of Certain Retiree Liabilities. No Acquired Company Employee Plan provides (except at no cost to any Acquired Company), or reflects or represents any liability of any Acquired Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. Other than commitments made that involve no future costs to any Acquired Company, no Acquired Company has ever represented, promised or contracted (whether in oral or written form) to any Acquired Company Employee (either individually or to Acquired Company Employees as a group) or any other Person that such Acquired Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i) No Defaults. Each Acquired Company has in all material respects performed all obligations required to be performed by it under each Acquired Company Employee Plan and is not in material default or material violation of, and no Acquired Company has Knowledge of any default or violation by any other party to, the terms of any Acquired Company Employee Plan. Each of the Acquired Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, without limitation, the applicable tax qualification requirements under the Code. No Acquired Company Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if any such Acquired Company Employee Plan or grants, awards or benefits thereunder are subject to Section 409A(a) of the Code, then each such Acquired Company Employee Plan, grant, award or benefit so subject has complied in good faith with the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code. All

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contributions to, and material payments from, any Acquired Company Employee Plan which may have been required to be made in accordance with the terms of such Acquired Company Employee Plan or applicable Legal Requirements have been timely made, and all contributions for any period ending on or before the date of this Agreement which are not yet due, but will be paid on or prior to the date of this Agreement, are reflected as an accrued liability on the Interim Balance Sheet. Each Acquired Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without liability to any of the Acquired Companies or Parent (other than ordinary administration expenses or ordinary claims for benefits). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Acquired Company Employee Plan.

(j) No Conflict. Except as set forth in Part 2.15(j) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Acquired Company Employee Plan, Acquired Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Acquired Company Employee; or (ii) create or otherwise result in any Liability with respect to any Acquired Company Employee Plan.

(k) Compliance. Each of the Acquired Companies: (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts and Orders of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements and Orders relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Acquired Company Employees or prospective employees; (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Acquired Company Employee; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Acquired Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(l) Labor Relations. Except as set forth in Part 2.15(l) of the Disclosure Schedule, the Company has no Knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Companies. Except as set forth in Part 2.15(l) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any Acquired Company under any workers’ compensation policy or long-term disability policy.

(m) Claims Against Plans. Other than with respect to routine benefit claims, there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquired Company Employee Plans, the assets of any of the Acquired Company Employee Plans or the Acquired Companies, or the

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Acquired Company Employee Plan administrator or any fiduciary of the Acquired Company Employee Plans with respect to the operation of such Acquired Company Employee Plans.

(n) Independent Contractors. Part 2.15(n) of the Disclosure Schedule accurately sets forth, with respect to each Person who is an independent contractor of the Acquired Companies and who has received or may be entitled to receive in excess of US $50,000 from any of the Acquired Companies:

(i) the name of such independent contractor, the Acquired Company with which such independent contractor is or was under contract and the date as of which such independent contractor was originally engaged by such Acquired Company; and

(ii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Company with respect to services performed in the fiscal year ended December 31, 2012 and the first six months of 2013.

(o) No Misclassified Employees. Each of the Acquired Companies has correctly classified those individuals who perform services for them as common law employees, leased employees, independent contractors or agents. No independent contractor is eligible to participate in any Acquired Company Employee Plan. No Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company.

(p) Labor-Related Claims. Except as set forth in Part 2.15(p) of the Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Acquired Company Employee, including charges of unfair labor practices or harassment complaints.

2.16 Environmental Matters. Each of the Acquired Companies is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each respective Acquired Company of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. None of the Acquired Companies has received any notice or other communication, whether from a Governmental Body, citizens group, Acquired Company Employee or otherwise, that alleges that such Acquired Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with such Acquired Company’s compliance in all material respects with any Environmental Law in the future. To the Knowledge of the Company: (a) no current or prior owner of any property leased or controlled by each of the Acquired Companies has received any notice or other communication, whether from a Governmental Body, citizens group, Acquired Company Employee or otherwise, that alleges that such current or prior owner or such Acquired Company is not in compliance with any Environmental Law; (b) the Acquired Companies have not caused or contributed to any Environmental Release and there are no circumstances which may give rise to any Environmental Release by the Acquired Companies; and (c) no Contaminants are stored or contained on or under any of the Properties whether in storage tanks, land

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fills, pits, ponds, lagoons or otherwise. All Governmental Authorizations currently held by each of the Acquired Companies pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of each of the Acquired Companies as of the date of this Agreement and identifies all claims made thereunder as of the date of this Agreement. The Company has made available to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. None of the Acquired Companies has received any written notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule to the Knowledge of the Company: (a) no Related Party has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the business of any of the Acquired Companies; (b) no Related Party is indebted to any of the Acquired Companies (other than for ordinary travel advances); (c) no Related Party has entered into, or has had any financial interest in, any Material Contract, transaction or business dealing or involving any of the Acquired Companies; (d) no Related Party is competing, or has at any time competed, with any of the Acquired Companies; and (e) no Related Party has any claim or right against any of the Acquired Companies (other than rights under Company Options and rights to receive compensation for services performed as an employee of the respective Acquired Company or other rights arising in the ordinary course of employment).

2.19 Legal Proceedings; Orders.

(a) Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies or, to the Knowledge of the Company, involves any Person whose liability any of the Acquired Companies has retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of any of the Acquired Companies, or any option or other right to the capital stock of any of the Acquired Companies, or right to receive consideration as a result of this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Except as set forth in Part 2.19(a) of the Disclosure Schedule, no Legal Proceeding involving claims in excess of $50,000 has ever been commenced by, and no Legal Proceeding involving claims in excess of $50,000 has ever been pending against, any of the Acquired Companies.

(b) Orders. There is no Order to which any of the Acquired Companies, or any of the assets owned or used by each of the Acquired Companies, is subject. To the Knowledge of the Company, no officer or other employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business.

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2.20 Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.

(a) Authority; Binding Nature. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Board Approval. The Company’s board of directors has: (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

(c) No Takeover Statute. No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of any of the Acquired Companies; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of any of the Acquired Companies;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, is subject;

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(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to any such Acquired Company’s business or to any of the assets owned or used by any such Acquired Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Acquired Company Contract; (ii) accelerate the maturity or performance of any such Acquired Company Contract; or (iii) cancel, terminate or modify any such Acquired Company Contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies).

Except for the filing of the Certificate of Merger and the Second Step Certificate of Merger with the Secretary of State of the State of Delaware and as set forth in Part 2.21 of the Disclosure Schedule, none of the Acquired Companies is and none of the Acquired Companies will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22 Vote Required. The affirmative vote of: (a) the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted basis); (b) the holders of a majority of the outstanding shares of Company Common Stock (voting as a separate class); and (c) the holders of more than 66 2/3% of the outstanding shares of Company Preferred Stock (voting as a separate class), are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement, approve the Company Certificate of Amendment and the other transactions contemplated by this Agreement (the votes referred to in clauses “(a),” “(b)” and “(c)” of this sentence being referred to collectively as the “Required Merger Stockholder Votes”).

2.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies. Except for the Acquired Company Transaction Expenses set forth in the Merger Consideration Certificate and as set forth in Part 2.23 of the Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from any of the Acquired Companies for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

2.24 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Merger Consideration Certificate (as defined in Section 1.2(c)(i)(G)) will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

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2.25 Complete Copies of Materials. The Company has made available or made available true and complete copies of each document which has been requested by the Parent or its counsel in connection with their legal and accounting review of the Company.

2.26 No Existing Discussions. No Acquired Company nor any Representative of any of the Acquired Companies is currently engaged, directly or indirectly, in any discussions with any Person (other than Parent and Merger Subs) relating to any Acquisition Transaction.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and Merger Subs represent and warrant to the Company as follows:

3.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business in the manner in which its business is currently being conducted, to own and use its assets in the manner in which its assets are currently owned and used and to perform its obligations under all Contracts to which it is a party or by which it is bound. Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub I is newly formed and was formed solely to effectuate the First Step Merger. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Merger Sub II is newly formed and was formed solely to effectuate the Second Step Merger. All of the issued and outstanding shares of capital stock of Merger Subs are owned, beneficially and of record, by Parent

3.2 Non-Contravention; Consents.

(a) Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any of the provisions of the certificate of incorporation, certificate of formation, limited liability company operating agreement or bylaws of Parent or Merger Subs; (B) any resolution adopted by the stockholders, members, the board of directors (or similar governing body) or any committee of the board of directors (or similar governing body) of Parent or Merger Subs; (C) any provision of any material Contract to which Parent is bound; or (D) any Legal Requirement or any Order to which either Parent or Merger Subs or any of the assets owned or used by Parent or Merger Subs is subject.

(b) Consents. Except for (i) the filing of the Certificate of Merger and the Second Step Certificate of Merger with the Secretary of State of the State of Delaware , (ii) any filings required to be made by Parent or Merger Subs with the Securities and Exchange Commission of the New York Stock Exchange, and (iii) the filing of such notices as may be required under the Securities Act or the Exchange Act (in each case, including all regulations promulgated thereunder), or as may be required under applicable state securities laws, in each case from any Governmental Body in connection with the Integrated Merger, neither Parent nor Merger Subs will be required to make any filing with or give any

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notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the Integrated Merger or any of the other transactions contemplated by this Agreement.

3.3 Authority; Binding Nature of Agreement. Parent and Merger Subs have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which Parent or Merger Subs is a party; and the execution, delivery and performance by Parent and Merger Subs of this Agreement any of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Parent and Merger Subs and their respective boards of directors (or managers with respect to Merger Sub II). No vote of Parent’s stockholders is needed to approve the Merger. This Agreement and each other agreement, document or instrument referred to in this Agreement to which Parent or Merger Subs is a party constitutes the legal, valid and binding obligation of Parent and Merger Subs, as the case may be, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Legal Proceedings. There is no pending Legal Proceeding and, to the knowledge of Parent and Merger Subs, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

3.5 Valid Issuance. The Parent Class A Common Stock to be issued in the First Step Merger will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

3.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subs.

4.	CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation; Confidentiality. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request. The parties acknowledge that the information being provided to one another in connection with the transactions contemplated hereunder is subject to the terms and conditions of the Confidentiality Agreement.

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4.2 Operation of the Company’s Business. Except for matters expressly contemplated by this Agreement or set forth in Section 4.2 of the Disclosure Schedule, during the Pre-Closing Period:

(a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

(c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

(d) the Company shall cause its officers to report regularly to Parent concerning the status of the Company’s business;

(e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former service providers pursuant to the terms of existing restricted stock purchase agreements or stock option agreements);

(f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, and (y) to issue shares of Company Common Stock upon the conversion of shares of Company Preferred Stock);

(g) except as otherwise contemplated by this Agreement, the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the Company Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

(h) except as required pursuant to this Agreement, the Company shall not amend or permit the adoption of any amendment to the Company’s certificate of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Company Preferred Stock or upon the exercise of outstanding Company Options);

(i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(j) the Company shall not make any capital expenditure in excess of $5,000;

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(k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(l) the Company shall not, except in the ordinary course of business consistent with past practice, (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

(m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

(n) the Company shall not (i) establish, adopt or amend any Acquired Company Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee (for the avoidance of doubt it is clarified that payroll payments shall not be considered a breach of the covenant in this Section 4.2(n)(ii));

(o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(p) the Company shall not make any Tax election;

(q) the Company shall not commence or settle any material Legal Proceeding; and

(r) the Company shall not agree or commit to take any of the actions described in clauses “(e)” through “(q)” above.

Notwithstanding the foregoing, the Company may take any action described in clauses “(e)” through “(r)” above if Parent gives its prior written consent (which consent shall not be unreasonably withheld or delayed, provided, however, that it will be reasonable for Parent to withhold its consent if the underlying action is not beneficial to Parent and its interests) to the taking of such action by the Company.

4.3 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

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(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any breach of any covenant or obligation of the Company in this Agreement; and

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.4 Company Stockholder Approval.

(a) Immediately following the execution of this Agreement, the Company shall in accordance with its certificate of incorporation and bylaws and applicable Legal Requirements solicit the approval of the Company’s stockholders to adopt this Agreement, the Merger and the Company Certificate of Amendment by sending to each of the stockholders of the Company a written disclosure statement (the “Information Statement”), in a form reasonably acceptable to Parent.

(b) The Company, acting through its board of directors, shall include in the Information Statement the recommendation of its board of directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated by this Agreement.

(c) The Company covenants that the Information Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be responsible for the accuracy or completeness of any information concerning Parent furnished by Parent in writing for inclusion in the Information Statement.

4.5 No Negotiation. During the Pre-Closing Period, the Company shall not, directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

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(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period.

5.	ADDITIONAL COVENANTS OF THE PARTIES

5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents identified on Schedule 5.1 (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

5.2 Public Announcements. During the Pre-Closing Period, the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent.

5.3 Releases. The Company shall use its commercially reasonable efforts to obtain duly executed Release Agreement by each Person listed on Schedule 5.3.

5.4 Commercially Reasonable Best Efforts. During the Pre-Closing Period, (a) the Company shall use its commercially reasonable best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their commercially reasonable best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

5.5 Parent Retention Plan. At the next regularly scheduled meeting following the Closing, Parent shall recommend to its board of directors to grant employees of the Company prior to the Closing equity awards in accordance with the guidelines set forth on Schedule 5.5.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in

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connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained in such representations and warranties), and shall be accurate in all material respects as of the Closing as if made at Closing (without giving effect to any update to the Disclosure Schedule, and without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained in such representations and warranties), except that representations and warranties that by their terms speak as of a specific date shall be true and correct in all material respects as of such date (without giving effect to any update to the Disclosure Schedule, and without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained in such representations and warranties).

6.2 Performance of Covenants. All of the covenants and obligations that the Company are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Agreements and Documents. Parent shall have received those documents identified in Sections 1.2(c)(i) and 1.2(c)(ii).

6.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.5 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding (other than any Legal Proceeding initiated by or on behalf of Parent or Merger Subs) challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Entity.

6.6 Absence of Material Adverse Effect. No Material Adverse Effect on the Acquired Companies shall have occurred since the date of this Agreement and be continuing.

6.7 NYSE Approval. The shares of Parent Class A Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange.

6.8 Certificates. The Company shall cause the certificates set forth in Sections 1.2(c)(i)(A), 1.2(c)(i)(F), 1.2(c)(i)(H), 1.2(c)(i)(M), 1.2(c)(i)(O) and 1.2(c)(i)(P) to be delivered to Parent before Closing.

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7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Subs in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing as if made at Closing (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

7.3 Documents. The Parent shall have delivered those documents referenced in Section 1.2(a)(iii).

7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

8.	TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by Parent if it is not in material breach of its obligations under this Agreement and if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts within five (5) business days following the date Parent notifies the Company in writing of the existence of such inaccuracy or breach and the Expiration Date (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 8.1(a) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(a) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period);

(b) by the Company if it is not in material breach of its obligations under this Agreement and if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would

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not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts during the period within five (5) business days following the date the Company notifies Parent in writing of the existence of such inaccuracy or breach and the Expiration Date (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 8.1(b) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(b) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period);

(c) by Parent if the Closing has not taken place within 3 business days of the signing of this Agreement (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

(d) by the Company if the Closing has not taken place on or before 5:00 p.m. (Pacific Time) on August 8, 2013 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

(e) by either Parent or the Company if a court of competent jurisdiction or Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(f) by the mutual consent of Parent and the Company.

8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and all further liabilities or obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 8.3 and Section 10.

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9.	INDEMNIFICATION, ETC.

9.1 Survival of Representations, Etc.

(a) General Survival. Subject to Section 9.1(b) and Section 9.1(d), the representations and warranties made by the Company in this Agreement and the representations and warranties set forth in the Merger Consideration Certificate, in each case other than the Specified Representations, shall survive the Effective Time and shall expire on the first anniversary of the date of this Agreement (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Indemnitee delivers to the Stockholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.

(b) Specified Representations. Notwithstanding anything to the contrary contained in Section 9.1(a), but subject to Section 9.1(d), the Specified Representations (other than the representations and warranties set forth in Section 2.10, which shall survive the Effective Time until the second anniversary of the Closing) shall survive the Effective Time until 30 days after the expiration of the statute of limitations applicable thereto (including any extensions thereof); provided, however, that if, at any time prior to the applicable expiration date referred to in this sentence, any Indemnitee delivers to the Stockholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such Specified Representations and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.

(c) Parent Representations. All representations and warranties made by Parent and Merger Subs shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Subs with respect to such representations and warranties shall thereupon cease.

(d) Intentional Misrepresentation; Fraud. Notwithstanding anything to the contrary contained in Section 9.1(a) or Section 9.1(b), the limitations set forth in Section 9.1(a) and 9.1(b) shall not apply in the case of claims based upon intentional misrepresentation, fraud or willful misconduct (collectively “Fraud”).

(e) Representations Not Limited. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(f) Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

9.2 Indemnification.

(a) Indemnification. From and after the Effective Time (but subject to Section 9.1), each Non-Dissenting Stockholder (collectively, the “Indemnitors”), severally and not jointly, and pro

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rata based upon the amount of Merger Consideration payable to such Non-Dissenting Stockholder (as compared with the Merger Consideration payable to all Non-Dissenting Stockholders), shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are actually directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement or as of the Closing Date (as if such representation or warranty was made as of the Closing Date) or in any certificate or instrument delivered by the Company in connection with this Agreement (including the Company Closing Certificate), except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date (provided, however, that materiality or similar qualification shall be disregarded solely for purposes of determining the amount of damages);

(ii) any breach of any covenant or obligation of the Company included in this Agreement;

(iii) any inaccuracy in or breach of any representation or warranty set forth in the Merger Consideration Certificate;

(iv) any matter referred to on Schedule 9.2(a)(iv);

(v) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL, or such stockholder’s dissenters’ rights under the CGCL, for any amount in excess of what is payable by Parent in accordance with Section 1.4 hereof; provided that, if Parent settles any such claim, the provisions of Section 9.5(c) shall apply with respect to such settlement;

(vi) any claim by any securityholder (including holder of Company Options) of the Company in his/her/its capacity as a securityholder with respect to events or circumstances occurring prior to or as of the Effective Time (including claims with respect to (A) the authorization or approval of the Merger or (B) the distribution of the Merger Consideration (including the Option Cashout Consideration), to the extent that Parent makes payments in accordance with the Merger Consideration Certificate and pursuant to the terms of this Agreement and the Escrow Agreement);

(vii) any (A) Taxes of the Company attributable to any Pre-Closing Tax Period; (B) employment or other payroll Taxes imposed on the Company in connection with payments to holders of options or any other compensation payments occurring by reason of the transactions contemplated by this Agreement; and (C) Liability for the payment of any amounts as a result of any obligation to indemnify any other Person, or any successor or transferee Liability, in respect of any of the items described in clauses (A) and (B) except to the extent, in each case, that such Taxes or Liability were taken into account as a current liability in the calculation of Net Working Capital or arose in connection with any action of Parent or any of its

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affiliates unless such action is required by a Legal Requirement; provided that items (A), (B) and (C) are to be determined in a manner consistent with past practice for any Tax period for which a return has not been filed unless otherwise required by a Legal Requirement; or

(viii) any Fraud or other tort committed by the Company in connection with this Agreement or the transactions contemplated hereby.

(b) Damage to Parent. The parties acknowledge and agree that, if the Surviving Entity suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Entity as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Entity, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

9.3 Limitations.

(a) Basket. Subject to Section 9.3(b), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $75,000 in the aggregate. If the total amount of such Damages exceeds $75,000 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $75,000.

(b) Applicability of Basket. The limitations set forth in Section 9.3(a) shall not apply: (i) in the case of Fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations; or (iii) to the matters referred to in Sections 9.2(a)(ii), 9.2(a)(iii), 9.2(a)(iv) 9.2(a)(v), 9.2(a)(vi), 9.2(a)(vii) and 9.2(a)(viii).

(c) Recourse to Escrow. Subject to Section 9.3(d), recourse by the Indemnitees to the Escrow Fund shall be the Indemnitees’ sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 9.2(i).

(d) Applicability of Liability Cap. The limitations set forth in Section 9.3(c) shall not apply: (i) in the case of Fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations; provided, however, that recourse by the Indemnitees to a maximum amount of $2,200,000 shall be the Indemnitees’ sole and exclusive remedy for Damages resulting from inaccuracies in or breaches of any representations and warranties set forth in Section 2.10; or (iii) to the matters referred to in Sections 9.2(a)(ii), 9.2(a)(iii), 9.2(a)(iv) 9.2(a)(v), 9.2(a)(vi), 9.2(a)(vii) and 9.2(a)(viii). The total amount of indemnification payments that an Indemnitors can be required to make to the Indemnitees pursuant to this Agreement, including Section 9.2, shall be limited to the Merger Consideration received by such Indemnitor, except with respect to Fraud committed by such Indemnitor. Notwithstanding anything to the contrary herein, nothing herein shall limit the liability of the Indemnitors pursuant to agreements executed by each such Indemnitor, including the Indemnitors’ representations in the Joinder Agreements (which with respect to the Joinder Agreement shall be limited to the Merger Consideration received by such Indemnitor, except with respect to Fraud committed by such Indemnitor).

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(e) Notwithstanding anything to the contrary herein: (i) the term Damages shall not include punitive or exemplary damages unless awarded to a third party; and (ii) the amount of any Damages incurred or suffered by an Indemnitee shall be calculated after giving effect to any insurance proceeds actually received by any Indemnitee net of the aggregate cost the Indemnitees incurred in connection with the purchase of such insurance and the collection thereof.

(f) For the avoidance of doubt and in order to prevent duplication of payment by the Indemnitors, the Indemnitors will not have any obligation to indemnify the Indemnitees for any Damages pursuant to this Section 9 to the extent that such Damages were previously included in calculating the Estimated Closing Date Net Working Capital or Working Capital Adjustment.

(g) Notwithstanding anything to the contrary contained herein, no claim for Damages related to or arising from (i) the value or condition of any Tax asset (e.g., net-operating loss carryforward) of the Company, (ii) the ability of Parent or any of its affiliates to utilize such Tax asset, or (iii) Taxes with respect to any taxable period, or portion thereof, beginning after the Closing Date as a result of any breach of or inaccuracies in the representations and warranties set forth in Section 2.14 (Tax Matters), other than the representations and warranties set forth in paragraphs 2.14(c), 2.14(d) or 2.14(h), shall be subject to a claim for recovery by any Indemnitee under this Agreement.

(h) Notwithstanding anything to the contrary contained herein, except with respect to claims based on intentional misrepresentations or fraud, with respect to any Damages resulting from a claim for indemnification pursuant to this Article 9, the Indemnitees shall seek to recover first from the Escrow Fund before seeking to recover directly from the Indemnitors.

9.4 No Contribution. Each Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Subs or any of the Acquired Companies in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.

9.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against any Merger Sub, any of the Acquired Companies, Parent or any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Stockholders’ Agent. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(a) subject to the other provisions of Section 9, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors (to the extent the Indemnitors are obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9 with respect to such Legal Proceedings);

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(b) each Indemnitor shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Stockholders’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Stockholders’ Agent consent to a settlement, adjustment or compromise, the Stockholders’ Agent shall not unreasonably withhold or delay such consent).

Parent shall give the Stockholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Subs or any of the Acquired Companies; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Agent shall not limit any of the obligations of the Indemnitors under Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).

9.6 Tax Matters.

(a) The parties agree to treat any indemnification payment made under this Article 9 as an adjustment to the Merger Consideration for all purposes, including, to the extent permitted under applicable Tax Law, all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective affiliates to, file their Tax Returns accordingly.

(b) Any settlement of any claim or Legal Proceeding with respect to Taxes for which the Indemnitors have any liability under this Agreement shall be governed by the provisions of 9.5(c) with respect to settlements.

10.	MISCELLANEOUS PROVISIONS

10.1 Stockholders’ Agent.

(a) Appointment. By virtue of the adoption of this Agreement, the Indemnitors irrevocably nominate, constitute and appoint Alexander Kvamme as the agent and true and lawful attorney in fact of the stockholders (the “Stockholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Indemnitors for purposes of executing any documents and taking any actions that the Stockholders’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Section 4 or under the Escrow Agreement or any matter referred to in this Agreement, including any and all actions in connection with Section 1.9. Alexander Kvamme hereby accepts his appointment as Stockholders’ Agent.

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(b) Authority. The Indemnitors grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Indemnitors (in the name of any or all of the Indemnitors or otherwise) any and all documents that the Stockholders’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 10.1(a) , which shall include but not be limited to the following:

(i) to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby as the Stockholders’ Agent, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other agreements contemplated hereby;

(ii) as the Stockholders’ Agent of the Indemnitors, to enforce and protect the rights and interests of the Indemnitors and to enforce and protect the rights and interests of the Stockholders’ Agent arising out of or under or in any manner relating to this Agreement and each other agreement contemplated hereby and, in connection therewith, to (A) resolve all questions, disputes, conflicts and controversies concerning (x) the determination of any amounts pursuant to Section 1.9 and (y ) indemnification claims pursuant to Section 9; (B) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Indemnitors in connection with Section 1.9 and Section 9 as the Stockholders’ Agent, in its reasonable discretion, deems to be in the best interest of the Indemnitors; (C) assert or institute any claim, action, proceeding or investigation; (D) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, any Indemnitee, or any other Person, against the Stockholders’ Agent and/or the Indemnitors, and receive process on behalf of any or all Indemnitors in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholders’ Agent shall determine to be appropriate, give receipts, releases and discharges on behalf of all of Indemnitors with respect to any such claim, action, proceeding or investigation; (E) file any proofs, debts, claims and petitions as the Stockholders’ Agent may deem advisable or necessary; (F) settle or compromise any claims asserted under Section 1.9 or Section 9; (G) assume, on behalf of all of Indemnitors, the defense of any claim that is the basis of any claim asserted under Section 1.9 or Section 9; and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Stockholders’ Agent shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;

(iii) to enforce payment of any amounts payable to Indemnitors, in each case on behalf of Indemnitors, in the name of the Stockholders’ Agent;

(iv) to authorize, if required, the reduction against the Escrow Fund in favor of any Indemnitee pursuant to Section 9 and also any other amounts to be paid to Parent pursuant to this Agreement;

(v) to waive or refrain from enforcing any right of any Indemnitor and/or of the Stockholders’ Agent arising out of or under or in any manner relating to this Agreement or any other agreement contemplated hereby; and

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(vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Agent, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (v) above and the transactions contemplated by this Agreement and the other agreements contemplated hereby.

(c) Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Section 9 or under the Escrow Agreement; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any stockholder by the Stockholders’ Agent, as fully binding upon such stockholder.

(d) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Agent hereunder or thereunder, (i) the Stockholders’ Agent will not assume any, and will incur no, responsibility whatsoever to any Indemnitors by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any other agreement contemplated hereby, unless by the Stockholders’ Agent’s gross negligence or willful misconduct, and (ii) the Stockholders’ Agent will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Agent pursuant to such advice will in no event subject the Stockholders’ Agent to liability to any Indemnitor unless by the Stockholders’ Agent’s gross negligence or willful misconduct. The Indemnitors shall indemnify the Stockholders’ Agent and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholders’ Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Agent.

(e) Power of Attorney. The Indemnitors recognize and intend that the power of attorney granted in Section 10.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Agent; and (iii) shall survive the death or incapacity of each of the Indemnitors.

(f) Replacement. If the Stockholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Indemnitors shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 10 days after such death, disability or inability, appoint a successor to the Stockholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Indemnitors.

10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

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10.3 Fees and Expenses. Subject to Sections 1.4, 1.9 and 9, the Escrow Agreement and Exhibit F, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger.

10.4 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Subs:

Yelp Inc.

706 Mission Street, 7th Floor

San Francisco, 94103

Attention: Laurence Wilson

Facsimile:

Email:

56.

with a copy (which shall not constitute notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

Attention: David Peinsipp

Facsimile:

Email:

If to the Company:

SeatMe, Inc.

2260 Francisco Street

San Francisco, CA 94123

Attention: Alexander Kvamme

Email:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Allison Spinner

Facsimile:

Email:

If to the Stockholders’ Agent:

Alexander Kvamme

2260 Francisco Street

San Francisco, CA 94123

Attention: Alexander Kvamme

Email:

10.6 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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10.8 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Venue. Except as otherwise provided in the Escrow Agreement or in Section 10.8(c), any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the County of San Francisco, State of California. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Francisco, State of California (and each appellate court located in the County of San Francisco, State of California) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the County of San Francisco, State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the County of San Francisco, State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Section 9 (and, at the option of any Indemnitee, any other claim for a monetary remedy, such as in the case of a claim based upon intentional misrepresentation or fraud, relating to this Agreement or the Merger after the Closing) shall be brought and resolved exclusively in accordance with Exhibit F (it being understood that, for the avoidance of doubt and without limiting any portion of Section 10.8(b): (i) at the option of any Indemnitee, any claim based upon intentional misrepresentation or fraud may be brought and resolved in accordance with Section 10.8(b) rather than in accordance with Exhibit F; and (ii) nothing in this Section 10.8(c) shall prevent Parent from seeking preliminary injunctive relief from a court of competent jurisdiction).

10.9 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) each Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) Merger Subs; (iv) the other Indemnitees; and (v) the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

58.

10.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12 Waiver of Jury Trial. To the extent permitted by applicable law, each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and the Stockholders’ Agent (acting exclusively for and on behalf of all of the Non-Dissenting Stockholders).

10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.15 Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.17 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and any other numbered or lettered section herein if it is readily apparent from the face of such disclosure (and without any further knowledge) that such disclosure would be applicable to such other numbered or lettered section.

59.

10.18 Construction.

(a) Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

60.

Confidential

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

YELP INC.,
a Delaware corporation

By:	/s/ Rob Krolik
Name:	Rob Krolik
Title:	Chief Financial Officer

RANGER MERGER CORP., a Delaware corporation

By:	/s/ Laurence Wilson
Name:	Laurence Wilson
Title:	President

RANGER MERGER LLC, a Delaware limited liability company

By:	/s/ Laurence Wilson
Name:	Laurence Wilson
Title:	Authorized Person

SEATME, INC., a Delaware corporation

By:	/s/ Alexander Kvamme
Name:	Alexander Kvamme
Title:	Chief Executive Officer

STOCKHOLDERS’ AGENT:

/s/ Alexander Kvamme
ALEXANDER KVAMME

MERGER AGREEMENT SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Companies. “Acquired Companies” shall mean: (a) the Company; and (b) each corporation or other Entity that has been merged into or that otherwise is a predecessor to the Company .

Acquired Company Contract. “Acquired Company Contract” shall mean any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of its assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

Acquired Company Employee. “Acquired Company Employee” shall mean any current or former employee, independent contractor or director of any of the Acquired Companies or any affiliate of any of the Acquired Companies.

Acquired Company Employee Agreement. “Acquired Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any Acquired Company and any Acquired Company Employee.

Acquired Company Employee Plan. “Acquired Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits (other than immaterial fringe benefits) or other employee benefits (other than immaterial employee benefits) or remuneration of any kind, whether written or unwritten, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by any Acquired Company for the benefit of any Acquired Company Employee, or with respect to which an Acquired Company has or may reasonably be expected to have any liability or obligation, excluding any Acquired Company Employee Agreement.

Acquired Company IP. “Acquired Company IP” shall mean all Intellectual Property (and Intellectual Property Rights therein) in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license.

Acquired Company IPR. “Acquired Company IPR” shall mean all Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license.

Acquired Company IP Contract. “Acquired Company IP Contract” shall mean any Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Acquired Company IPR or any Acquired Company Software, whether developed by, with or for any of the Acquired Companies.

Acquired Company Privacy Policy. “Acquired Company Privacy Policy” shall mean shall mean each external or internal, past or present privacy policy of any Acquired Company, including any policy relating to: (a) the privacy of users of any Acquired Company Website; (b) the collection, storage, transmission, disclosure, transfer and use of any User Data or Personal Data; and (c) any employee information.

Acquired Company Software. “Acquired Company Software” shall mean all software products and services distributed, marketed, offered, sold or licensed to a third party by or on behalf of an Acquired Company and any software owned by any Acquired Company and used to run or operate the foregoing software products or services at any time since inception and up until the date of this Agreement. For the avoidance of doubt, Acquired Company Software does not include Open Source Code.

Acquired Company Transaction Expenses. “Acquired Company Transaction Expenses” shall mean all unpaid fees, costs, expenses, payments, expenditures or Liabilities of the Acquired Companies, incurred at or prior to the Effective Time (regardless whether or not invoiced prior to the Effective Time), that relate to the Agreement, any of the transactions contemplated by the Agreement, including any fees, costs or expenses payable to the Acquired Companies’ outside legal counsel or to any financial advisor, accountant, employee or other Person who performed services for or on behalf of the Acquired Companies, or who is otherwise entitled to any compensation, severance, bonus, change of control payment from the Acquired Companies, in connection with the Agreement, any of the transactions contemplated by the Agreement, or the process resulting in such transactions.

Acquired Company User Agreement. “Acquired Company User Agreement” shall mean each standard form Acquired Company Contract that constitutes a user agreement, terms of use, terms of service, advertiser agreement, or end user license agreement that governs (or is intended to govern) each user’s or advertiser’s access to and use of any Acquired Company Web Site, any Acquired Company Software, or any services available through any of the foregoing.

Acquired Company Web Site. “Acquired Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of any of the Acquired Companies.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) the sale, license or disposition of all or a material portion of any of the Acquired Companies’ business or assets;

(b) the issuance, disposition or acquisition of: (i) any capital stock or other equity security of any of the Acquired Companies (other than Company Common Stock issued to current or former service providers of the Company upon exercise of Company Options); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any of the Acquired Companies; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of any of the Acquired Companies; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Companies.

Agreement. “Agreement” shall mean the Agreement of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Company Capital Stock. “Company Capital Stock” shall mean the shares of Company Common Stock and Company Preferred Stock.

Company Certificate of Amendment. “Company Certificate of Amendment” shall mean a Certificate of Amendment to the Company’s certificate of incorporation, in the form attached hereto as Exhibit K hereto.

Company Common Stock. “Company Common Stock” shall mean the shares of common stock of the Company, par value $0.0001 per share.

Company Debt. “Company Debt” shall mean, without duplication, outstanding as of the Closing: (a) the principal of and premium (if any) in respect of (i) indebtedness of the Acquired Companies for money borrowed; and (ii) indebtedness for money borrowed evidenced by notes, debentures, bonds, letters of credit or other similar instruments for the payment of which any Acquired Company is responsible or liable; (b) all obligations of the Acquired Companies issued or assumed as the deferred purchase price of assets or property, all conditional sale obligations of the Acquired Companies and all obligations of the Acquired Companies under any title retention agreement (but excluding trade accounts payable, other payable and other accrued current liabilities arising in the ordinary course of business); (c) all obligations under capital leases; (d) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement; (e) all obligations of the type referred to in clauses “(a)” through “(d)” of any Persons for the payment of which any Acquired Company is responsible or directly liable, as obligor, guarantor or surety, and (f) all accrued interest, prepayment premiums, penalties and other amounts related to any of the foregoing. For the avoidance of doubt, Company Debt shall not include (A) any undrawn letters of credit or (B) any intercompany accounts, payables or loans of any kind or nature.

Company Option. “Company Option” shall mean each option to purchase shares of Company Capital Stock (or exercisable for cash) outstanding under the Company Option Plan or otherwise.

Company Option Plan. “Company Option Plan” shall mean the Company’s 2011 Equity Incentive Plan, as amended.

Company Preferred Stock. “Company Preferred Stock” shall mean the shares of Company Series A Preferred Stock, Company Series A-1 Preferred Stock and Company Series A-2 Preferred Stock.

Company Series A Preferred Stock. “Company Series A Preferred Stock” shall mean the shares of Company Series A Preferred Stock, $0.0001 per value per share.

Company Series A-1 Preferred Stock. “Company Series A-1 Preferred Stock” shall mean the shares of Company Series A-1 Preferred Stock, $0.0001 per value per share.

Company Series A-2 Preferred Stock. “Company Series A-2 Preferred Stock” shall mean the shares of Company Series A-2 Preferred Stock, $0.0001 per value per share.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Nondisclosure Agreement, dated June 6, 2013 between Parent and the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contaminant. “Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 10.17 of the Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.10(c) of the Disclosure Schedule, Permitted Inbound Non-Exclusive Licenses and Permitted Outbound Non-Exclusive Licenses).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environment. “Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

Environmental Law. “Environmental Law” shall mean: (a) the common law; and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto.

Environmental Licenses. “Environmental License” means any Consent or Governmental Approval required by or pursuant to any applicable Environmental Laws.

Environmental Release. “Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

Escrow Agent. “Escrow Agent” shall mean Wells Fargo or other reputable bank mutually agreed upon by Parent and the Company prior to Closing.

Escrow Agreement. “Escrow Agreement” shall mean the escrow agreement to be entered into among Parent, the Stockholders’ Agent and the Escrow Agent on the date of the Agreement, substantially in the form of Exhibit B to the Agreement.

Escrow Fund. “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

Estimated Closing Date Net Working Capital. “Estimated Closing Date Net Working Capital” shall mean the Net Working Capital of the Acquired Companies on a consolidated basis as of the Closing Date as estimated in good faith by the Chief Executive Officer of the Company and reflected in the Estimated Working Capital Certificate.

Estimated Working Capital Adjustment. “Estimated Working Capital Adjustment” shall mean the Working Capital Adjustment as of the Closing Date as estimated in good faith by the Chief Executive Officer of the Company, based upon the Estimated Closing Date Net Working Capital, and reflected in the Estimated Working Capital Certificate.

FMV of Parent Class A Common Stock. “FMV of Parent Class A Common Stock” shall mean the average of the closing price of Parent Class A Common Stock for the 30 consecutive trading days ending on the trading day immediately before the date of this Agreement.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates, including Merger Subs and the Surviving Entity following the Closing; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Non-Dissenting Stockholders shall not be deemed to be “Indemnitees.”

Intellectual Property. “Intellectual Property” shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all legally protectable rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) proprietary rights in or relating to registrations, renewals, extensions, divisions, continuations, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(d)” above.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual could have discovered such fact or other matter following a due inquiry that as reasonable to be made in light of the circumstances. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of any of the Acquired Companies or any of Kris Wehner, Manvinder Saraon or Steve Baroni has Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, financial condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, or financial performance of the Acquired Companies taken as a whole; or (b) the ability of the Company to perform any of its or his material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that for purposes of clause “(a)” above “Material Adverse Effect” shall not include the effect of any Effect arising out of any of the following: (i) general economic or political conditions (including those affecting the securities markets), unless such conditions affect the Company in a disproportionate manner or to a disproportionate extent; (ii) conditions in or generally affecting the industries or markets in which the Company operates, unless such conditions affect the Company in a disproportionate manner or to a disproportionate extent; (iii) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof unless they affect the Company in a disproportionate manner; (iv) any change in applicable Legal Requirements; (v) any action requested in writing by Parent to be taken or any action prohibited from being taken in writing by Parent after the date of the Agreement; or (vi) any change in GAAP.

Merger Consideration. “Merger Consideration” shall mean the cash consideration and shares of Parent Class A Common Stock that a holder of shares of Company Capital Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Capital Stock pursuant to Section 1.4.

Net Working Capital. “Net Working Capital” shall mean the current assets of the Company less current liabilities of the Company (including the Acquired Company Transaction Expenses and the Transaction Payroll Taxes, but exclusive of the Company Debt), as determined in accordance with GAAP consistent with past practices, and calculated in accordance with the calculations and methodology used on Exhibit I.

Non-Dissenting Stockholder. “Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.4.

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Artistic License, Apache License, BSD License, or Sun Community Source License.

Option Exercise Amount. “Option Exercise Amount” shall mean the aggregate exercise price attributable to all Company Options outstanding as of immediately prior to the Closing.

Order. “Order” shall mean any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Body.

Parent Class A Common Stock. “Parent Class A Common Stock” shall mean the Class A common stock, par value $ $0.000001 per share, of Parent.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Tax Period. “Pre-Closing Tax Period” shall mean (i) any Tax period ending on or before the Closing Date, and (ii) in the case of any Tax period that includes, but does not end on the Closing Date, the portion of such Tax period through the Closing Date. For purposes of a Tax period described in clause “(ii),” the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any property or similar Taxes, be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period, and (B) in the case of any other Tax, be deemed equal to the amount which would by payable if the period ended on the Closing Date.

Properties. “Properties” means the leasehold properties held or occupied by the Acquired Companies.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.

Related Party. “Related Party” shall mean: (a) each stockholder who holds more than 1% of an Acquired Company (other than the Company); (b) each individual who is an officer or director of any of the Acquired Companies; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded Entity shall not be deemed to be an interest in such Entity.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Specified Representations. “Specified Representations” shall mean: (a) the representations and warranties set forth in Sections 2.1, 2.3, 2.10, 2.14 and 2.20 of the Agreement; and (b) the representations and warranties set forth in the Merger Consideration Certificate, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Tax. “Tax” includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Acquired Companies, or any other person and of whether any amount in respect of any of them is recoverable from any other person.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transaction Payroll Taxes. “Transaction Payroll Taxes” shall mean the employer portion of any payroll Taxes arising from the payment of Merger Consideration and any other compensatory amounts paid in connection with the transactions contemplated by this Agreement.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any Acquired Company from users of any Acquired Company Website or any Acquired Company Software.

Working Capital Adjustment. “Working Capital Adjustment” shall mean the difference between $50,000 and the Net Working Capital as of the Closing Date as finally determined pursuant to Section 1.9, with the Merger Consideration to be adjusted downward, on a dollar-for-dollar basis, in an amount determined pursuant to Section 1.9.